Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS third QUARTER 2021 Results

—Reports Third Quarter Earnings of $4.00 per Diluted Share, or $2.15 per Share Excluding Net Realized Investment Gains—

SANTA ANA, Calif., Oct. 21, 2021 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2021.

Current Quarter Highlights

•	Total revenue of $2.6 billion, up 34 percent compared with last year
-	Title agent premiums up 38 percent to $998.5 million
-	Title direct premiums and escrow fees up 17 percent to $794.2 million
-	Commercial title revenues up 84 percent to $262.4 million
•	Net realized investment gains of $275.2 million, or $1.85 per diluted share
-	Recognized net realized investment gains on venture investments totaling $278.0 million, including $195.3 million from the company’s investment in Offerpad Solutions, Inc.
•	Title Insurance and Services segment pretax margin of 16.4 percent
•	Specialty Insurance segment pretax margin of (1.4) percent due to a pretax loss of $10.5 million in the company’s property and casualty business
-	Wind-down of property and casualty business remains on track for completion in third quarter 2022
•	Repurchased 208,700 shares for a total of $14.1 million at an average price of $67.37
•	Raised $650 million in a public offering of 10-year senior notes at 2.4 percent
•	Debt-to-capital ratio of 28.5 percent, or 22.7 percent excluding secured financings payable of $593.6 million
•	Cashflow from operations of $399.0 million, up 27 percent compared with last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	September 30,
	2021	2020
Total revenue	$2,555.9	$1,913.7
Income before taxes	603.2	243.4

Net income	$445.3	$182.3
Net income per diluted share	4.00	1.62

Total revenue for the third quarter of 2021 was $2.6 billion, an increase of 34 percent relative to the same quarter of 2020. Net income in the third quarter was $445.3 million, or $4.00 per diluted share, compared with net income of $182.3 million, or $1.62 per diluted share, in the third quarter of 2020. Net realized investment gains in the quarter were $275.2 million, or $1.85 per diluted share, compared with net realized investment gains of $45.0 million, or 30 cents per diluted share, in the same quarter of last year. The net realized investment gains in the quarter were primarily related to venture investments, while

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First American Financial Reports Third Quarter 2021 Results

net realized investment gains in the third quarter of last year were primarily driven by the change in the fair value of marketable equity securities.

“The company once again delivered outstanding financial results,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our title segment achieved a pretax margin of 16.4 percent resulting from record commercial and agency revenues which, along with continued growth in purchase, far outweighed the decline in refinance activity.

“We continue to realize strategic and financial benefits from the venture investments we’ve made over the past few years. This quarter, we recognized net realized investment gains totaling $278 million, the most significant of these gains coming from our investment in Offerpad Solutions, Inc.

“Looking to the fourth quarter and into 2022, we maintain a positive outlook based on the strength of the commercial and housing markets. We also remain highly focused on innovation and enhancing our leadership position in the digital transformation of the title business.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	September 30,
	2021	2020
Total revenues	$2,146.8	$1,772.0

Income before taxes	$352.4	$337.5
Pretax margin	16.4%	19.0%

Title open orders(1)	318,800	410,600
Title closed orders(1)	252,700	291,500

U.S. Commercial
Total revenues	$262.4	$142.6
Open orders	34,600	31,100
Closed orders	20,200	15,900
Average revenue per order	$13,000	$9,000
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the third quarter were $2.1 billion, up 21 percent compared with the same quarter of 2020. Direct premiums and escrow fees were up 17 percent compared with the third quarter of 2020, driven by a 31 percent increase in the average revenue per direct title order closed, partly offset by a 13 percent decline in the number of direct title orders closed. The average revenue per direct title order rose to $2,884, primarily attributable to an increase in the average deal size in our commercial business and the impact of strong home price appreciation on residential purchase transactions. In addition, the shift in the order mix from lower-premium residential refinance transactions to higher-premium commercial and purchase transactions also impacted the average revenue per order. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 38 percent in the current quarter as compared with last year.

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First American Financial Reports Third Quarter 2021 Results

Information and other revenues were $307.6 million during the quarter, up 9 percent compared with the same quarter of last year, primarily due to higher demand for the company’s title information and loss mitigation products.

Investment income was $49.8 million in the third quarter, up $5.1 million, or 11 percent from the same quarter of last year. This increase was primarily attributable to higher average balances in the company’s investment portfolio. Net realized investment losses totaled $3.4 million in the current quarter, compared with net realized investment gains of $41.3 million in the third quarter of 2020.

Personnel costs were $561.5 million in the third quarter, an increase of $80.0 million, or 17 percent, compared with the same quarter of 2020. This increase was primarily attributable to higher salary expense due to an increase in the number of employees, and higher incentive compensation driven by growth in revenues and profitability.

Other operating expenses were $298.1 million in the third quarter, up $46.8 million, or 19 percent, compared with the third quarter of 2020. The increase was primarily due to higher production-related costs, and higher software and professional services expense.

The provision for policy losses and other claims was $71.7 million in the third quarter, or 4.0 percent of title premiums and escrow fees, a decrease from a 5.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $37.8 million in the third quarter, up $1.6 million, or 4 percent, compared with the same period last year, due to higher amortization of intangible assets.

Pretax income was $352.4 million in the third quarter, compared with $337.5 million in the third quarter of 2020. Pretax margin was 16.4 percent in the current quarter, compared with 19.0 percent last year. Excluding the impact of net realized investment losses and gains, the pretax margin was 16.5 percent this year, compared with 17.1 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	September 30,
	2021	2020
Total revenues	$132.2	$136.3

Income before taxes	$(1.9)	$(72.1)
Pretax margin	(1.4%)	(52.9%)

Total revenues for the Specialty Insurance segment were $132.2 million in the third quarter of 2021, a decline of 3 percent compared with the third quarter of 2020. Pretax loss for the segment was $1.9 million, compared with a pretax loss of $72.1 million last year.

Home warranty revenues were up 7 percent this quarter to $107.9 million. The loss rate was 56.8 percent, compared with 64.5 percent last year, due to a decline in the number of claims, partly offset by

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First American Financial Reports Third Quarter 2021 Results

higher average cost per claim. Home warranty’s pretax income was $8.6 million, compared with $3.6 million last year.

The wind-down of the property and casualty business remains on track for completion in the third quarter of 2022. At the close of the third quarter, policies-in-force had declined by 49 percent since the beginning of the year. The property and casualty business ended the quarter with a pretax loss of $10.5 million.

Corporate

Pretax income in the corporate segment was $252.7 million in the third quarter, up $274.7 million compared with the same quarter last year. During the quarter, a total of $278.0 million in net realized investment gains were recognized from venture investments, including a $195.3 million gain on the company’s investment in Offerpad Solutions, Inc.

Teleconference/Webcast

First American’s third-quarter 2021 results will be discussed in more detail on Thursday, Oct. 21, 2021, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 4, 2021, by dialing 201-612-7415 and using the conference ID 13724239. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Third Quarter 2021 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; the coronavirus pandemic and responses thereto; impairments in the company’s goodwill or other intangible assets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture capital portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-Q for the quarter ended June 30, 2021, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Because not all companies use identical calculations, the presentation of these non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Total revenues	$2,555,928	$1,913,721	$6,848,048	$4,935,393

Income before income taxes	$603,174	$243,371	$1,308,612	$540,990
Income tax expense	152,709	59,780	320,281	121,859
Net income	450,465	183,591	988,331	419,131
Less: Net income attributable to noncontrolling interests	5,215	1,312	7,166	2,993
Net income attributable to the Company	$445,250	$182,279	$981,165	$416,138

Net income per share attributable to stockholders:
Basic	$4.01	$1.62	$8.84	$3.69
Diluted	$4.00	$1.62	$8.81	$3.68

Cash dividends declared per share	$0.51	$0.44	$1.43	$1.32

Weighted average common shares outstanding:
Basic	110,956	112,584	111,000	112,913
Diluted	111,368	112,843	111,344	113,176

Selected Title Insurance Segment Information
Title orders opened(1)	318,800	410,600	1,011,500	1,116,300
Title orders closed(1)	252,700	291,500	811,400	748,700
Paid title claims	$34,180	$43,134	$107,022	$120,852

(1) U.S. direct title insurance orders only.

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$1,953,987	$1,275,466
Investments	10,356,604	7,150,689
Goodwill and other intangible assets, net	1,604,866	1,573,102
Total assets	16,686,064	12,795,988
Reserve for claim losses	1,261,515	1,178,004
Notes and contracts payable	1,648,863	1,010,756
Total stockholders’ equity	$5,597,135	$4,909,972

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
September 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$921,336	$794,215	$127,121	$—
Agent premiums	998,534	998,534	—	—
Information and other	310,145	307,616	2,789	(260)
Net investment income	50,670	49,827	1,682	(839)
Net realized investment gains (losses)	275,243	(3,413)	634	278,022
	2,555,928	2,146,779	132,226	276,923
Expenses
Personnel costs	584,649	561,461	22,708	480
Premiums retained by agents	794,165	794,165	—	—
Other operating expenses	333,195	298,149	25,103	9,943
Provision for policy losses and other claims	155,300	71,710	83,590	—
Depreciation and amortization	39,238	37,792	1,410	36
Impairment losses on exit of business	—	—	—	—
Premium taxes	26,981	25,679	1,302	—
Interest	19,226	5,457	—	13,769
	1,952,754	1,794,413	134,113	24,228
Income (loss) before income taxes	$603,174	$352,366	$(1,887)	$252,695

Three Months Ended		Title	Specialty	Corporate
September 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$807,947	$680,910	$127,037	$—
Agent premiums	722,434	722,434	—	—
Information and other	285,882	282,671	3,450	(239)
Net investment income	52,466	44,726	2,105	5,635
Net realized investment gains	44,992	41,252	3,740	—
	1,913,721	1,771,993	136,332	5,396
Expenses
Personnel costs	511,298	481,417	22,271	7,610
Premiums retained by agents	572,780	572,780	—	—
Other operating expenses	281,079	251,304	20,899	8,876
Provision for policy losses and other claims	157,836	70,167	87,669	—
Depreciation and amortization	38,227	36,194	1,995	38
Impairment losses on exit of business	73,264	—	73,264	—
Premium taxes	19,885	17,522	2,363	—
Interest	15,981	5,129	—	10,852
	1,670,350	1,434,513	208,461	27,376
Income (loss) before income taxes	$243,371	$337,480	$(72,129)	$(21,980)

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,624,462	$2,238,956	$385,506	$—
Agent premiums	2,748,723	2,748,723	—	—
Information and other	890,476	881,262	9,994	(780)
Net investment income	155,797	139,963	5,432	10,402
Net realized investment gains	428,590	45,405	19,403	363,782
	6,848,048	6,054,309	420,335	373,404
Expenses
Personnel costs	1,708,097	1,622,432	69,361	16,304
Premiums retained by agents	2,183,890	2,183,890	—	—
Other operating expenses	959,317	860,223	71,468	27,626
Provision for policy losses and other claims	445,677	199,508	246,169	—
Depreciation and amortization	118,475	113,976	4,392	107
Impairment losses on exit of business	—	—	—	—
Premium taxes	72,034	67,195	4,839	—
Interest	51,946	16,500	—	35,446
	5,539,436	5,063,724	396,229	79,483
Income before income taxes	$1,308,612	$990,585	$24,106	$293,921

Nine Months Ended		Title	Specialty	Corporate
September 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,080,568	$1,712,946	$367,622	$—
Agent premiums	1,920,011	1,920,011	—	—
Information and other	728,563	719,196	9,992	(625)
Net investment income	156,760	147,628	7,005	2,127
Net realized investment gains	49,491	35,777	7,199	6,515
	4,935,393	4,535,558	391,818	8,017
Expenses
Personnel costs	1,392,445	1,320,097	64,398	7,950
Premiums retained by agents	1,520,559	1,520,559	—	—
Other operating expenses	788,407	700,090	61,731	26,586
Provision for policy losses and other claims	414,001	181,648	232,353	—
Depreciation and amortization	110,652	104,705	5,832	115
Impairment losses on exit of business	73,264	—	73,264	—
Premium taxes	53,554	47,360	6,194	—
Interest	41,521	12,838	—	28,683
	4,394,403	3,887,297	443,772	63,334
Income (loss) before income taxes	$540,990	$648,261	$(51,954)	$(55,317)

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Consolidated
Total revenues	$2,555,928	$1,913,721	$6,848,048	$4,935,393
Less: NRIG(L)	275,243	44,992	428,590	49,491
Total revenues excluding NRIG(L)	$2,280,685	$1,868,729	$6,419,458	$4,885,902

Pretax income	$603,174	$243,371	$1,308,612	$540,990
Less: NRIG(L)	275,243	44,992	428,590	49,491
Pretax income excluding NRIG(L)	$327,931	$198,379	$880,022	$491,499

Pretax margin	23.6%	12.7%	19.1%	11.0%
Less: Pretax margin impact of NRIG(L)	9.2%	2.1%	5.4%	0.9%
Pretax margin excluding NRIG(L)	14.4%	10.6%	13.7%	10.1%

Earnings per diluted share (EPS)	$4.00	$1.62	$8.81	$3.68
Less: EPS impact of NRIG(L)	1.85	$0.30	2.91	0.34
EPS excluding NRIG(L)	$2.15	$1.32	$5.90	$3.34

Title Insurance and Services Segment
Total revenues	$2,146,779	$1,771,993	$6,054,309	$4,535,558
Less: NRIG(L)	(3,413)	41,252	45,405	35,777
Total revenues excluding NRIG(L)	$2,150,192	$1,730,741	$6,008,904	$4,499,781

Pretax income	$352,366	$337,480	$990,585	$648,261
Less: NRIG(L)	(3,413)	41,252	45,405	35,777
Pretax income excluding NRIG(L)	$355,779	$296,228	$945,180	$612,484

Pretax margin	16.4%	19.0%	16.4%	14.3%
Less: Pretax margin impact of NRIG(L)	(0.1)%	1.9%	0.7%	0.7%
Pretax margin excluding NRIG(L)	16.5%	17.1%	15.7%	13.6%

Specialty Insurance Segment
Total revenues	$132,226	$136,332	$420,335	$391,818
Less: NRIG(L)	634	3,740	19,403	7,199
Total revenues excluding NRIG(L)	$131,592	$132,592	$400,932	$384,619

Pretax income	$(1,887)	$(72,129)	$24,106	$(51,954)
Less: NRIG(L)	634	3,740	19,403	7,199
Pretax income excluding NRIG(L)	$(2,521)	$(75,869)	$4,703	$(59,153)

Pretax margin	(1.4)%	(52.9)%	5.7%	(13.3)%
Less: Pretax margin impact of NRIG(L)	0.5%	4.3%	4.5%	2.1%
Pretax margin excluding NRIG(L)	(1.9)%	(57.2)%	1.2%	(15.4)%

Totals may not sum due to rounding.

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Total revenues	$2,146,779	$1,771,993	$6,054,309	$4,535,558
Less: Net realized investment (losses) gains	(3,413)	41,252	45,405	35,777
Net investment income	49,827	44,726	139,963	147,628
Premiums retained by agents	794,165	572,780	2,183,890	1,520,559
Net operating revenues	$1,306,200	$1,113,235	$3,685,051	$2,831,594

Personnel and other operating expenses	$859,610	$732,721	$2,482,655	$2,020,187
Ratio (% net operating revenues)	65.8%	65.8%	67.4%	71.3%
Ratio (% total revenues)	40.0%	41.4%	41.0%	44.5%

Change in net operating revenues	$192,965		$853,457
Change in personnel and other operating expenses	126,889		462,468
Success Ratio(1)	66%		54%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Third Quarter 2021 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q321	Q221	Q121	Q420	Q320
Open Orders per Day
Purchase	2,191	2,381	2,275	1,925	2,405
Refinance	1,771	1,752	2,652	2,923	3,154
Refinance as % of residential orders	45%	42%	54%	60%	57%
Commercial	540	579	537	509	486
Default and other	479	436	491	273	370
Total open orders per day	4,981	5,148	5,954	5,629	6,416

Closed Orders per Day
Purchase	1,782	1,873	1,495	1,740	1,820
Refinance	1,435	1,628	2,506	2,430	2,320
Refinance as % of residential orders	45%	47%	63%	58%	56%
Commercial	316	315	272	307	248
Default and other	416	420	442	207	167
Total closed orders per day	3,948	4,236	4,715	4,684	4,555

Average Revenue per Order (ARPO)
Purchase	$3,044	$3,001	$2,794	$2,826	$2,726
Refinance	1,246	1,260	1,228	1,228	1,204
Commercial	12,993	11,078	9,838	11,703	8,993
Default and other	179	161	128	55	46

Total ARPO	$2,884	$2,651	$2,118	$2,457	$2,193

Business Days	64	64	61	63	64

(1) U.S. operations only.

Totals may not sum due to rounding.

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